Exhibit 4.1

THIS NOTE IS BEING ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”), IN THE AMOUNT TO BE DETERMINED BY THE COMPANY AND WHICH WILL BE PROVIDED TO EACH HOLDER IN ACCORDANCE WITH APPLICABLE REGULATIONS.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER SAID ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SAID ACT INCLUDING, WITHOUT LIMITATION, PURSUANT TO RULES 144 OR 144A UNDER SAID ACT OR PURSUANT TO A PRIVATE SALE EFFECTED UNDER APPLICABLE FORMAL OR INFORMAL SEC INTERPRETATION OR GUIDANCE, SUCH AS A SO-CALLED “4(1) AND A HALF” SALE.

THE SALE, TRANSFER OR ASSIGNMENT OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN REGISTRATION RIGHTS AGREEMENT DATED AS OF JUNE 28, 2013, AS AMENDED FROM TIME TO TIME, AMONG THE COMPANY AND CERTAIN HOLDERS OF ITS OUTSTANDING SECURITIES. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE COMPANY.

SENIOR SECURED CONVERTIBLE NOTE

Issuance Date: June 28, 2013	Principal: U.S. $[_____________]
FOR VALUE RECEIVED, TENGION, INC., a Delaware corporation (the “Company”), hereby promises to pay to [_____________________], or its registered assigns (the “Holder”) the principal amount of [_____________________] Dollars ($[__________]) (the “Principal”) pursuant to, and in accordance with, the terms of that certain Facility Agreement, dated as of June 28, 2013, by and among the Company and the Lenders party thereto (together with all exhibits and schedules thereto and as may be amended, restated, modified and supplemented from time to time, the “Facility Agreement”).  The Company hereby promises to pay accrued and unpaid Interest (as defined below) and premium, if any, on the Principal on the dates, at the rates and in the manner provided for in the Facility Agreement.  This Senior Secured Convertible Note (including all Senior Secured Convertible Notes issued in exchange, transfer or replacement hereof, and as any of the foregoing may be amended, restated, supplemented or otherwise modified from time, this “Note”) is one of the Senior Secured Convertible Notes issued pursuant to the Facility Agreement (collectively, including all Senior Secured Convertible Notes issued in exchange, transfer or replacement thereof, and as any of the foregoing may be amended, restated, supplemented or otherwise modified from time to time, the “Notes”).  All capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Facility Agreement.

This Note is subject to mandatory prepayment on the terms specified in the Facility Agreement.  Except as expressly provided in the Facility Agreement, the Company has no right, but under certain circumstances may have an obligation, to make payments of Principal prior to the Final Payment Date.  At any time an Event of Default exists, the Principal of this Note, together with all accrued and unpaid Interest and any applicable premium due, if any, may be declared, or shall otherwise become, due and payable in the manner, at the price and with the effect provided in the Facility Agreement.

(1) Definitions.

(a) Certain Defined Terms.  For purposes of this Note, the following terms shall have the following meanings:

(i) “Affiliate” means any person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person or entity, as such terms are used in and construed under Rule 144 under the Securities Act. With respect to a Holder, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Holder will be deemed to be an Affiliate of such Holder.

(ii) “Collaboration Agreement” means that certain Collaboration and Option Agreement, dated as of June 28, 2013, as amended from time to time, by and between the Company and Celgene Corporation (“Celgene”).

(iii) “Common Stock” means the common stock, par value $0.001 per share, of the Company.

(iv) “Conversion Amount” means the sum of (A) the Principal to be converted, redeemed or otherwise with respect to which this determination is being made and (B) the amount of all accrued and unpaid Interest on the Principal to be converted, redeemed or otherwise with respect to which this determination is being made (the “Interest Amount”).

(v) “Conversion Price” means, as of any Conversion Date or other date of determination, $0.69 per Share, subject to adjustment as provided herein.

(vi) “Dollars” or “$” means United States Dollars.

(vii) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(viii) “Interest” means any interest (including any default interest) accrued on the Principal pursuant to the terms of this Note and the Facility Agreement.

(ix) “Issuance Date” means June 28, 2013, regardless of any exchange or replacement hereof.

(x) “Major Transaction” means any of the following events:

(A) a consolidation, merger, exchange of shares, recapitalization, reorganization, business combination or other similar event, (1) following which the holders of Common Stock immediately preceding such consolidation, merger, exchange, recapitalization, reorganization, combination or event either (a) no longer hold a majority of the shares of Common Stock or (b) no longer have the ability to elect a majority of the board of directors of the Company or (2) as a result of which shares of Common Stock shall be changed into (or the shares of Common Stock become entitled to receive) the same or a different number of shares of the same or another class or classes of stock or securities of the Company or another entity (collectively, a “Change of Control Transaction”);

(B) the sale or transfer of (i) all or substantially all of the assets of the Company or (ii) assets of the Company for a purchase price equal to more than 50% of the Enterprise Value (as defined below) of the Company. For purposes of this clause (B), “Enterprise Value” shall mean (I) the product of (x) the number of issued and outstanding shares of Common Stock on the date the Company delivers the Major Transaction Notice (as defined below in Section 3(b)) multiplied by (y) the per share closing price of the Common Stock on such date plus (II) the amount of the Company’s debt as shown on the latest financial statements filed with the SEC (the “Current Financial Statements”) less (III) the amount of cash and cash equivalents of the Company as shown on the Current Financial Statements;

(C) a purchase, tender or exchange offer made to the holders of outstanding shares of Common Stock, such that following such purchase, tender or exchange offer a Change of Control Transaction shall have occurred;

(D) an issuance or series of issuances by the Company after the date of this Note, of an aggregate number of shares of Common Stock, other than shares issued upon exercise of the Warrants or conversion of, or payment of interest on, the Notes, in excess of 40% of the Company’s outstanding Common Stock as of the date of such issuance;

(E) the liquidation, bankruptcy, insolvency, dissolution or winding-up (or the occurrence of any analogous proceeding) affecting the Company;

(F) the Common Stock ceases to be registered under Section 12 of the Exchange Act other than in connection with a Change of Control Transaction.

(xi) “Principal” means the outstanding principal amount of this Note as of any date of determination.

(xii) “Registration Failure” means that (I)(A) the Company fails to file with the SEC on or before the Filing Deadline (as defined in the Registration Rights Agreement) any Registration Statement required to be filed pursuant to Section 2(a) of the Registration Rights Agreement registering Conversion Shares, (B) the Company fails to obtain effectiveness with the SEC, prior to the Registration Deadline (as defined in the Registration Rights Agreement), of any Registration Statement (as defined in the Registration Rights Agreement) that is required to be filed pursuant to Section 2(a) of the Registration Rights Agreement registering Conversion Shares, or fails to keep such Registration Statement current and effective as required in Section 3 of the Registration Rights Agreement or  sales of any Conversion Shares constituting Registrable Securities (as defined in the Registration Rights Agreement) cannot be made under such Registration Statement (whether by reason of the Company’s failure to amend or supplement the prospectus included therein in accordance with the Registration Rights Agreement, the Company’s failure to file and to obtain effectiveness with the SEC of an additional Registration Statement registering Conversion Shares or amended Registration Statement required pursuant to Section 3(b) of the Registration Rights Agreement, as applicable, or otherwise), and (C) the Company fails to provide a commercially reasonable written response to any comments to the foregoing Registration Statements submitted by the SEC within twenty (20) days of the date that such SEC comments are received by the Company or (II) at any time following the six month anniversary of the issuance of the Note, the Conversion Shares issuable upon conversion of such Note are not either eligible for immediate sale (by Holders that are not affiliates of the Company) without volume restriction pursuant to Rule 144(b)(1) without registration under the Securities Act or eligible for resale under the Securities Act under an effective registration statement covering the resale of such Conversion Shares.

(xiii) “Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of June 28, 2013, as amended from time to time, by and among the Company and the investors party to the Securities Purchase Agreement and the Collaboration Agreement.

(xiv) “Required Note Holders” means Holders of at least 40% in interest of the Notes, including RA Capital Healthcare Fund LP, if it is a Holder at that time, and at least one of Deerfield Special Situations Fund, L.P. or Deerfield Special Situations International Master Fund, L.P., if either of such entities is a Holder at that time.

(xv) “Securities Act” means the Securities Act of 1933, as amended.

(xvi) “Shares” means shares of Common Stock.

(xvii) “Trading Day” means any day on which the Common Stock is traded for any period on the principal securities exchange or other securities market on which the Common Stock is then being traded.

(xviii) “Volume Weighted Average Price” for any security as of any date means the volume weighted average sale price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg Financial Markets or an equivalent, reliable reporting service mutually acceptable to and hereinafter designated by the Required Note Holders and the Company (“Bloomberg”) or, if no volume weighted average sale price is reported for such security, then the last closing trade price of such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security that are listed in the over the counter market by the Financial Industry Regulatory Authority, Inc. or on the “over the counter” Bulletin Board (or any successor) or in the “pink sheets” (or any successor) by the OTC Markets Group, Inc. If the Volume Weighted Average Price cannot be calculated for such security on such date in the manner provided above, the Volume Weighted Average Price shall be the fair market value as mutually determined by the Company and the Holders of a majority in interest of the Notes being converted for which the calculation of the Volume Weighted Average Price is required in order to determine the Conversion Price of such Notes.

(xix) “Warrants” means the warrants issued by the Company pursuant to that certain Securities Purchase Agreement by and among the Company and the investors party thereto, dated as of June 28, 2013 (the “Securities Purchase Agreement”) and the Collaboration Agreement.

(2) Conversion Rights.  This Note may be converted into Shares on the terms and conditions set forth in this Section 2.

(a) Conversion at Option of the Holder.  At any time, the Holder shall be entitled to convert all or any part of the Principal (and the Interest Amount thereon) or any Interest accrued hereunder into fully paid and nonassessable Shares (the “Conversion Shares”) in accordance with this Section 2 at the Conversion Rate (as defined in Section 2(b)).  The Company shall not issue any fraction of a Share upon any conversion.  If the issuance would result in the issuance of a fraction of a Share, then the Company shall round such fraction of a Share up or down to the nearest whole share (with 0.5 rounded up).  Notwithstanding anything herein to the contrary, the Company shall not issue to the Holder, and the Holder may not acquire, a number of Shares upon conversion of this Note or otherwise issue any shares of Common Stock pursuant hereto or the Facility Agreement to the extent that, upon such conversion, the number of Shares then beneficially owned by the Holder and its Affiliates and any other persons or entities whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act (including shares held by any “group” of which the Holder is a member, but excluding shares beneficially owned by virtue of the ownership of securities or rights to acquire securities that have limitations on the right to convert, exercise or purchase similar to the limitation set forth herein) would exceed 9.985% of the total number of shares of Common Stock then issued and outstanding (the “9.985% Cap”), provided, however, that the 9.985% Cap shall only apply to the extent that the Common Stock is deemed to constitute an “equity security” pursuant to Rule 13d-1(i) promulgated under the Exchange Act and, provided, further, that if the Holder and its Affiliates and any other persons or entities whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act  beneficially own on the Issuance Date greater than 9.985% of the shares of Common Stock then outstanding, then the 9.985% Cap shall not apply to such Holder unless and until the beneficial ownership of the Holder and its Affiliates and any other persons or entities whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act subsequently decreases to below 9.985%.  For purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and applicable regulations of the Securities and Exchange Commission (“SEC”), and the percentage held by the Holder shall be determined in a manner consistent with the provisions of Section 13(d) of the Exchange Act. Upon the written request of the Holder, the Company shall, within two (2) Trading Days, confirm orally and in writing to the Holder the number of Shares then outstanding.

(b) Conversion Rate.  The number of Conversion Shares issuable upon a conversion of any portion of this Note pursuant to Section 2 shall be determined according to the following formula (the “Conversion Rate”):

_______Conversion Amount_______
Conversion Price

(c) Mechanics of Conversion.  The conversion of this Note shall be conducted in the following manner:

(i) Holder’s Delivery Requirements.  To convert a Conversion Amount into Conversion Shares on any date (the “Conversion Date”), the Holder shall (A) transmit by facsimile or electronic mail (or otherwise deliver), for receipt on or prior to 5:00 p.m. New York City time on such date, a copy of an executed conversion notice in the form attached hereto as Exhibit A (the “Conversion Notice”) to the Company (Attention:  Chief Financial Officer, Fax:  (336) 722-2436, Email:  brian.davis@tengion.com), and (B) if required by Section 2(c)(vi), surrender to a common carrier for delivery to the Company, no later than three (3) Business Days after the Conversion Date, the original Note being converted (or an indemnification undertaking in customary form with respect to this Note in the case of its loss, theft or destruction).

(ii) Company’s Response.  Upon receipt or deemed receipt by the Company of a copy of a Conversion Notice, the Company (I) shall immediately send, via facsimile, a confirmation of receipt of such Conversion Notice to the Holder and the Company’s designated transfer agent (the “Transfer Agent”), which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein and (II) on or before the second (2nd) Business Day following the date of receipt or deemed receipt by the Company of such Conversion Notice (the “Share Delivery Date”) (A) provided that the Transfer Agent is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program and provided that the Holder is eligible to receive Shares through DTC, credit such aggregate number of Conversion Shares to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system, or (B) if the foregoing shall not apply, issue and deliver to the address as specified in the Conversion Notice, a stock certificate, registered in the name of the Holder or its designee, for the number of Conversion Shares to which the Holder shall be entitled.  If this Note is submitted for conversion, as may be required by Section 2(c)(vi), and the Principal represented by this Note is greater than the Principal being converted, then the Company shall, as soon as practicable and in no event later than three (3) Business Days after receipt of this Note (the “Note Delivery Date”) and at its own expense, issue and deliver to the Holder a new Note representing the Principal not converted and cancel this Note.  This Note and the Conversion Shares will be free-trading, and freely transferable, and will not contain a legend restricting the resale or transferability of the Conversion Shares if the Unrestricted Conditions (as defined below) are met.

(iii) Dispute Resolution.  In the case of a dispute as to the determination of the Conversion Price or the arithmetic calculation of the Conversion Rate, the Company shall instruct the Transfer Agent to issue to the Holder the number of Conversion Shares that is not disputed and shall transmit an explanation of the disputed determinations or arithmetic calculations to the Holder via facsimile within two (2) Business Days of receipt or deemed receipt of the Holder’s Conversion Notice or other date of determination.  If the Holder and the Company are unable to agree upon the determination of the Conversion Price or arithmetic calculation of the Conversion Rate within one (1) Business Day of such disputed determination or arithmetic calculation being transmitted to the Holder, then the Company shall promptly (and in any event within two (2) Business Days) submit via facsimile (A) the disputed determination of the Conversion Price to an independent, reputable investment banking firm agreed to by the Company and the Required Note Holders, or (B) the disputed arithmetic calculation of the Conversion Rate to the Company’s independent registered public accounting firm, as the case may be.  The Company shall direct the investment bank or the accounting firm, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than two (2) Business Days from the time it receives the disputed determinations or calculations.  Such investment bank’s or accounting firm’s determination or calculation, as the case may be, shall be binding upon all parties absent manifest error.

(iv) Record Holder.  The person or persons entitled to receive the Conversion Shares issuable upon a conversion of this Note shall be treated for all purposes as the legal and record holder or holders of such Shares on the Conversion Date, or in the case of Conversion Shares the issuance of which is subject to a bona fide dispute that is subject to and being resolved pursuant to, and in compliance with the time periods and other provisions of, the dispute resolution provisions of Section 2(c)(iii), the first Business Day after the resolution of such bona fide dispute and the fees and expenses of such investment bank or accountant shall be paid by the Company.

(v) Company’s Failure to Timely Convert.

(A) Cash Damages.  If within three (3) Business Days after the Company’s receipt of the facsimile or electronic mail copy of a Conversion Notice or deemed receipt of a Conversion Notice the Company shall fail to issue and deliver a certificate to the Holder for, or credit the Holder’s or its designee’s balance account with DTC with, the number of Conversion Shares (free of any restrictive legend if the Unrestricted Conditions (as defined below) are met) to which the Holder is entitled upon the Holder’s conversion of any Conversion Amount, or if the Company fails to issue and deliver a new Note representing the Principal to which such Holder is entitled on or before the Note Delivery Date pursuant to Section 2(c)(ii), then in addition to all other available remedies that the Holder may pursue hereunder and under the Facility Agreement, the Company shall pay additional damages to the Holder for each day after the Share Delivery Date such conversion is not timely effected and/or each day after the Note Delivery Date such Note is not delivered in an amount equal to one percent (1%) of the sum of the following: (a) in the event the Company has failed to deliver the Conversion Shares to the Holder or its designee on or prior to the Share Delivery Date, the product of (I) the number of Conversion Shares not issued to the Holder or its designee on or prior to the Share Delivery Date and to which the Holder is entitled and (II) the Volume Weighted Average Price of the Common Stock on the Share Delivery Date (such product is referred to herein as the “Share Product Amount”), and (b) in the event the Company has failed to deliver a Note to the Holder on or prior to the Note Delivery Date, the product of (y) the number of Conversion Shares issuable upon conversion of the Principal represented by the Note to have been delivered as of the Note Delivery Date and (z) the Volume Weighted Average Price of the Common Stock on the Note Delivery Date.  Alternatively, subject to Section 2(c)(iii), at the election of the Holder made in the Holder’s sole discretion, the Company shall pay to the Holder, in lieu of the additional damages referred to in the preceding sentence (but in addition to all other available remedies that the Holder may pursue hereunder and under the Facility Agreement), 115% of the amount by which (A) the Holder’s total purchase price (including brokerage commissions, if any) for the Shares purchased to make delivery in satisfaction of a sale by the Holder of the Conversion Shares to which the Holder is entitled but has not received upon a conversion exceeds (B) the net proceeds received by the Holder from the sale of the Shares to which the Holder is entitled but has not received upon such conversion.  If the Company fails to pay the additional damages set forth in this Section 2(c)(v)(A) within five (5) Business Days of the date incurred, then the Holder entitled to such payments shall have the right at any time, so long as the Company continues to fail to make such payments, to require the Company, upon written notice, to immediately issue, in lieu of such cash damages, the number of Shares equal to the quotient of (X) the aggregate amount of the damages payments described herein divided by (Y) the Conversion Price in effect on such Conversion Date as specified by the Holder in the Conversion Notice.

(B) Void Conversion Notice.  If for any reason the Holder has not received all of the Conversion Shares prior to the tenth (10th) Business Day after the Share Delivery Date with respect to a conversion of this Note (a “Conversion Failure”), then the Holder, upon written notice to the Company (a “Void Conversion Notice”), may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any portion of this Note that has not been converted pursuant to the Holder’s Conversion Notice; provided, that the voiding of the Holder’s Conversion Notice shall not affect the Company’s obligations to make any payments that have accrued prior to the date of such notice pursuant to Section 2(c)(v)(A) or otherwise.

(C) Event of Default.  A Conversion Failure shall constitute an Event of Default under the Facility Agreement and entitle the Lenders to all payments and remedies provided under the Facility Agreement upon the occurrence of an Event of Default.

(vi) Book-Entry.  Notwithstanding anything to the contrary set forth herein, upon conversion or redemption of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company unless all of the Principal is being converted or redeemed.  The Holder and the Company shall maintain records showing the Principal converted or redeemed and the dates of such conversions or redemptions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon any such partial conversion or redemption.  Notwithstanding the foregoing, if this Note is converted or redeemed as aforesaid, the Holder may not transfer this Note unless the Holder first physically surrenders this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note of like tenor, registered as the Holder may request, representing in the aggregate the remaining Principal represented by this Note.  The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion or redemption of any portion of this Note, the Principal of this Note may be less than the principal amount stated on the face hereof.

(d) Taxes.  The Company shall pay any and all taxes (excluding income taxes, franchise taxes or other taxes levied on gross earnings, profits or the like of the Holder) that may be payable with respect to the issuance and delivery of Conversion Shares upon the conversion of this Note.

(e) Legends.

(i) Restrictive Legend. The Holder understands that until such time as this Note or the Conversion Shares have been registered under the Securities Act as contemplated by the Registration Rights Agreement or otherwise may be sold pursuant to Rule 144 under the Securities Act or an exemption from registration under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, this Note and the Conversion Shares, as applicable, may bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for such securities):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER SAID ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SAID ACT INCLUDING, WITHOUT LIMITATION, PURSUANT TO RULES 144 OR 144A UNDER SAID ACT OR PURSUANT TO A PRIVATE SALE EFFECTED UNDER APPLICABLE FORMAL OR INFORMAL SEC INTERPRETATION OR GUIDANCE, SUCH AS A SO-CALLED “4(1) AND A HALF” SALE.”

“THE SALE, TRANSFER OR ASSIGNMENT OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN REGISTRATION RIGHTS AGREEMENT DATED AS OF JUNE 28, 2013, AS AMENDED FROM TIME TO TIME, AMONG THE COMPANY AND CERTAIN HOLDERS OF ITS OUTSTANDING SECURITIES. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE COMPANY.”

(ii) Removal of Restrictive Legends. This Note and the certificates evidencing the Conversion Shares, as applicable, shall not contain any legend restricting the transfer thereof (including the legend set forth above in subsection 2(e)(i)): (A) while a registration statement (including a Registration Statement, as defined in the Registration Rights Agreement) covering the sale or resale of such security is effective under the Securities Act, or (B) following any sale of such Note and/or Conversion Shares pursuant to Rule 144, or (C) if such Note or Conversion Shares, as the case may be, are eligible for sale under Rule 144(b)(1), or (D) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the SEC) (collectively, the “Unrestricted Conditions”).  The Company shall cause its counsel to issue a legal opinion to the Transfer Agent promptly after the Effective Date (as defined below), or at such other time as the Unrestricted Conditions have been satisfied, if required by the Company’s transfer agent to effect the issuance of this Note or the Conversion Shares, as applicable, without a restrictive legend or removal of the legend hereunder.  If the Unrestricted Conditions are met at the time of issuance of the Conversion Shares, then the Conversion Shares shall be issued free of all legends.  The Company agrees that following the Effective Date or at such time as the Unrestricted Conditions are met or such legend is otherwise no longer required under this Section 2(e), it will, no later than three (3) Trading Days following the delivery (the “Unlegended Shares Delivery Deadline”) by the Holder to the Company or the Transfer Agent of this Note and a certificate representing Conversion Shares, as applicable, issued with a restrictive legend (such third Trading Day, the “Legend Removal Date”), deliver or cause to be delivered to such Holder this Note and/or a certificate (or electronic transfer) representing such shares that is free from all restrictive and other legends.  For purposes hereof, “Effective Date” shall mean the date that the Registration Statement that the Company is required to file pursuant to the Registration Rights Agreement has been declared effective by the SEC.

(iii) Sale of Unlegended Shares.  Holder agrees that the removal of the restrictive legend from this Note and any certificates representing securities as set forth in Section 2(e) above is predicated upon the Company’s reliance that the Holder will sell this Note or any Conversion Shares, as applicable, pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom, and that if such securities are sold pursuant to a Registration Statement, they will be sold in compliance with the plan of distribution set forth therein.

(f) Adjustments to Conversion Price.  The Conversion Price will be subject to adjustment from time to time as follows:

(i) Adjustment of Conversion Price upon Issuance of Common Stock.  If and whenever on or after the Issuance Date, the Company issues or sells, or in accordance with this Section 2(f)(i) is deemed to have issued or sold, any Shares (including the issuance or sale of Shares owned or held by or for the account of the Company, but excluding Exempted Issuances (as defined below)) for a consideration per Share (the “New Issuance Price”) less than a price (the “Applicable Price”) equal to the Conversion Price in effect immediately prior to such time, then immediately after such issue or sale (or deemed issue or sale), the Conversion Price then in effect shall be reduced to the New Issuance Price.  It is expressly agreed and understood that Exempt Issuances are exempt from adjustments pursuant to this Section 2(f)(i).  For all purposes of determining the adjusted Conversion Price under this Section 2(f)(i), and for purposes of determining whether the Company has issued or sold, or shall be deemed to have issued or sold, any Shares for a consideration per Share less than a price equal to the Applicable Price, the following shall be applicable:

(A) Issuance of Options.  If the Company in any manner grants or sells any Options (as defined below) and the lowest price per share for which one Share is issuable upon the exercise of any such Option or upon conversion, exchange or exercise of any Convertible Security (as defined below) issuable upon exercise of any such Option is less than the Applicable Price, then such Share shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share.  For purposes of this Section 2(f)(i)(A), the “lowest price per share for which one Share is issuable upon the exercise of any such Option or upon conversion, exchange or exercise of any Convertible Security issuable upon exercise of any such Option” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one Share upon the granting or sale of such Option, upon exercise of such Option and upon conversion, exchange or exercise of any Convertible Security issuable upon exercise of such Option.  No adjustment shall be made hereunder if such adjustment would result in an increase of the Conversion Price then in effect.

(B) Issuance of Convertible Securities.  If the Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one Share is issuable upon the conversion, exchange or exercise thereof is less than the Applicable Price, then such Share shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share.  For the purposes of this Section 2(f)(i)(B), the “lowest price per share for which one Share is issuable upon such conversion, exchange or exercise” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one Share upon the issuance or sale of the Convertible Security and upon the conversion, exchange or exercise of such Convertible Security.  No adjustment shall be made hereunder if such adjustment would result in an increase of the Conversion Price then in effect.

(C) Change in Option Price or Rate of Conversion.  If the purchase, exchange or exercise price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exchange or exercise of any Convertible Securities, or the rate at which any Options or Convertible Securities are convertible into or exchangeable or exercisable for Shares changes at any time, then the Conversion Price in effect at the time of such change shall be adjusted to the Conversion Price that would have been in effect at such time had such Options or Convertible Securities provided for such changed purchase, exchange or exercise price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold.  For purposes of this Section 2(f)(i)(C), if the terms of any Option or Convertible Security that was outstanding as of the Issuance Date are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Shares deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change.  No adjustment shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

(D) Calculation of Consideration Received.  In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for the fair value of such consideration. If any Shares, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by the Company therefor. If any Shares, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company will be the fair value of such consideration, except where such consideration consists of marketable securities, in which case the amount of consideration received by the Company will be the closing sale price of such securities on the date of receipt. The fair value of any consideration other than cash or securities and the amount allocated to Options in an integrated transaction will be determined jointly by the Company and the Required Note Holders. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration or the amount allocated to Options, as the case may be, will be determined within five (5) Business Days after the tenth day following the Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Required Note Holders. The determination of such appraiser shall be deemed binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

(E) Record Date.  If the Company takes a record of the holders of Shares for the purpose of entitling them (1) to receive a dividend or other distribution payable in Shares, Options or in Convertible Securities or (2) to subscribe for or purchase Shares, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the Shares deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(F) Certain Definitions.  For purposes of this Section 2(f), the following terms have the respective meanings set forth below:

(I)           “Approved Stock Plan” means any employee benefit plan which has been duly adopted by a majority of the non-employee members of the Board of Directors of the Company or a majority of the members of a committee of non-employee directors established for such purpose, pursuant to which the Company’s securities may be issued to any employee, consultant, advisor, officer or director (or any individual who has accepted an offer of employment) for services provided to the Company, and in all cases, providing for a Conversion Price that is at or above the Fair Market Value (as defined in such Approved Stock Plan).

(II)           “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exchangeable or exercisable for Shares.

(III)           “Exempted Issuances” shall mean: the issuance of (A) any Shares issued or issuable upon exercise of any options to employees, officers, directors, consultants and advisors (and any individuals who have accepted an offer of employment), in each case in connection with any Approved Stock Plan, up to a maximum amount of Shares not to exceed in any one calendar year 5% of the total number of outstanding shares of the Company not held by affiliates of the Company (as of the beginning of such calendar year, (b) securities upon the exercise, exchange of, conversion or redemption of, or payment of interest or liquidated or similar damages on, any Shares issued hereunder, (c) other securities exercisable, exchangeable for, convertible into, or redeemable for Shares issued and outstanding on the date of this Note, provided that such securities have not been amended since the date of this Note to directly or indirectly increase the number of such securities or to decrease the exercise, exchange or conversion price of such securities (and including any issuances of securities pursuant to the anti-dilution provisions of any such securities), (d) the issuance of Common Stock or Convertible Securities, options or other securities in connection with a Strategic Transaction (defined below), and (e) the issuance of Common Stock, Options, Convertible Securities, stock appreciation rights, phantom stock rights or other rights with equity features (collectively, “Management Incentives”) issued or granted to employees, officers, directors, consultants and advisors (and individuals who have accepted an offer of employment), which Management Incentives have been approved by the Required Note Holders.

(IV)           “Options” means any rights, warrants or options to subscribe for or purchase Shares or Convertible Securities.

(V)           “Strategic Transaction” means a transaction or relationship in which (1) the Company issues securities to a Person that the Board of Directors of the Company determined in good faith is, itself or through its Subsidiaries, an operating company in a business synergistic with the business of the Company (or a shareholder thereof) and (2) the Company expects to receive benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to a Person whose primary business is investing in securities.

(ii) Adjustment of Conversion Price upon Subdivision or Combination of Common Stock.  If the Company at any time on or after the Issuance Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) outstanding Shares into a greater number of Shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced.  If the Company at any time on or after the Issuance Date combines (by combination, reverse stock split or otherwise) its outstanding Shares into a lesser number of Shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

(iii) Adjustment of Conversion Price upon a Distribution of Assets.  If the Company at any time on or after the Issuance Date shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of Common Stock, by way of return of capital or otherwise (including any distribution of cash, stock or other securities, property or options by way of a dividend, spin-off, reclassification, corporate rearrangement or other similar transaction (a “Distribution”), then, in each such case, the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of holders of Common Stock entitled to receive the Distribution shall be reduced, effective as of the close of business on such date, to a price determined by multiplying such Conversion Price by a fraction of which (A) the numerator shall be the Volume Weighted Average Price of the Common Stock on the Trading Day immediately preceding such date minus the value of the Distribution (as determined in good faith by the Board) applicable to one Share, and (B) the denominator shall be the Volume Weighted Average Price of the Common Stock on the Trading Day immediately preceding such date.

(iv) Adjustment for Tax Purposes.  The Company shall be entitled to make such reductions in the Conversion Price, in addition to those otherwise required by this Section 2(f), as the Board in its discretion shall determine to be advisable in order that any stock dividends, subdivisions of shares, distribution of rights to purchase stock or securities, or any distribution of securities convertible into or exchangeable for stock, made after the Issuance Date by the Company to its stockholders shall not be taxable.

(v) Adjustment of Conversion Price following Effectiveness of Registration Statement. In the event that the Volume Weighted Average Price of the Common Stock (the “Applicable Post Registration Price”) for the Post Registration Period (as hereinafter defined) is less than the Conversion Price in effect immediately prior to the expiration of that period then, immediately after the end of the Post Registration Period, the Conversion Price then in effect shall be reduced to the Applicable Post Registration Price.  The “Post Registration Period” shall mean the 5 Trading Day period commencing with the first Trading Day following the date of effectiveness with the SEC of the first Registration Statement filed pursuant to Section 2(a) of the Registration Rights Agreement that is declared effective by the SEC.

(vi) Adjustment of Conversion Price following Rule 144 Period.  In the event that the first Registration Statement filed pursuant to Section 2(a) of the Registration Rights Agreement that becomes effective does not register all Registrable Securities (as defined in the Registration Rights Agreement), or if such filed Registration Statement does not become effective by the Trading Day immediately prior to the first day of the Rule 144 Period (as hereinafter defined), then the Conversion Price shall be subject to reduction as hereinafter provided.  In that event, if the Volume Weighted Average Price of the Common Stock (the “Rule 144 Price”) for the Rule 144 Period is less than the Conversion Price in effect immediately prior to the expiration of that period, then, immediately after the end of the Rule 144 Period, the Conversion Price then in effect shall be reduced to the Rule 144 Price.  The “Rule 144 Period” shall mean the 5 Trading Day period commencing with the first Trading Day following the date on which all Note Shares (as defined in the Registration Rights Agreement) held by Investors (as defined in the Registration Rights Agreement) that are not Affiliates of the Company may be immediately sold under Rule 144(b)(i).

(vii) Other Events.  If any event occurs of the type contemplated by the provisions of this Section 2(f) but not expressly provided for by such provisions (including the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company’s Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the Holder; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 2(f).

(viii) Notices.  Promptly upon any adjustment of the Conversion Price, the Company will give written notice thereof to the Holder, setting forth in reasonable detail, and certifying, the calculation of such adjustment.  The Company will give written notice to the Holder at least ten (10) Business Days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock, (II) with respect to any pro rata subscription offer to holders of Common Stock or (III) for determining rights to vote with respect to any Major Transaction, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.  The Company will also give written notice to the Holder with respect to any Major Transaction as provided under Section 3(b) below.

(ix) Calculations.  All calculations under this Section 2(f) shall be made to the nearest cent or the nearest share, as applicable.

(3) Rights Upon Major Transaction.  In the event that a Major Transaction occurs, then the Holder, at its option, may require the Company to redeem the Principal Amount outstanding on the Holder’s Notes in accordance with Section 3(b) below.  In the event the Holder shall not have exercised any of its rights under the immediately preceding sentence above within the applicable time periods set forth herein, then the Major Transaction shall be treated as an Assumption (as defined below) in accordance with Section 3(a) below unless the Holder waives its rights under this Section 3 with respect to such Major Transaction.

(a) Assumption.  In addition to any other rights provided to the Holder hereunder, under the Facility Agreement or otherwise, prior to the consummation of any Major Transaction that is to be treated as an Assumption pursuant to this Section 3, the Company will secure from the Person purchasing the Company’s assets or Common Stock, or any successor entity resulting from such Major Transaction (in each case, the “Successor Entity”) a written agreement, in form and substance reasonably satisfactory to the Required Note Holders and approved by the Required Note Holders (which approval shall not be unreasonably withheld), to deliver to the Holder in exchange for this Note, a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Note and reasonably satisfactory to the Required Note Holders and approved by the Required Note Holders (which approval shall not be unreasonably withheld), which instrument shall have a principal amount and interest rate equal to the Principal and the interest rate of the Note, have similar ranking and have similar conversion rights, provided that such new instrument shall ensure (in a manner reasonably satisfactory to the Required Note Holders) that the Holder will thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the Shares immediately theretofore acquirable and receivable upon the conversion of this Note (without regard to any limitations or restrictions on conversion), such shares of stock, securities or assets of the Successor Entity that would have been issued or payable in such Major Transaction with respect to or in exchange for the number of Shares that would have been acquirable and receivable upon the conversion of this Note as of the date of such Major Transaction (without taking into account any limitations or restrictions on the conversion of this Note).  Prior to the consummation of any other Major Transaction, the Company shall make appropriate provision (in form and substance reasonably satisfactory to the Required Note Holders and approved by the Required Note Holders (which approval shall not be unreasonably withheld)) to ensure that the Holder will thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the Shares immediately theretofore acquirable and receivable upon the conversion of this Note (without regard to any limitations or restrictions on conversion), such shares of stock, securities or assets that would have been issued or payable in such Major Transaction with respect to or in exchange for the number of Shares that would have been acquirable and receivable upon the conversion of this Note as of the date of such Major Transaction (without taking into account any limitations or restrictions on the conversion of this Note).  Any assumption of Company obligations under this paragraph shall be referred to herein as an “Assumption.”

(b) Notice; Major Transaction Early Termination Right. At least thirty (30) days prior to the consummation of any Major Transaction, but, in any event, within five (5) Business Days following the first to occur of (x) the date of the public announcement of such Major Transaction if such announcement is made before 4:00 p.m., New York City time, or (y) the day following the public announcement of such Major Transaction if such announcement is made on and after 4:00 p.m., New York City time, the Company shall deliver written notice thereof via facsimile and overnight courier to the Holder (a “Major Transaction Notice”).  At any time during the period beginning after the Holder’s receipt of a Major Transaction Notice and ending five (5) Trading Days prior to the consummation of such Major Transaction (the “Early Termination Period”), the Holder may require the Company to redeem (an “Early Termination Upon Major Transaction”) all or any portion of this Note (without taking into consideration the 9.985% Cap) by delivering written notice thereof (“Major Transaction Early Termination Notice”) to the Company, which Major Transaction Early Termination Notice shall indicate the portion of the Note (the “Early Termination Amount”), calculated with reference to the number of Shares into which such portion is convertible relative to the total number of shares into which the Note is convertible, that the Holder is electing to have redeemed. The portion of this Note subject to early termination pursuant to this Section 3(b) (the “Redeemable Shares”), shall be redeemed by the Company at a price (the “Major Transaction Note Early Termination Price”) payable in cash equal to the “Black Scholes Value” of the Redeemable Shares determined by use of the Black Scholes Option Pricing Model using the criteria set forth in Schedule 1 hereto (the “Black Scholes Value”).

(c) Escrow; Payment of Major Transaction Note Early Termination Price. Following the receipt of a Major Transaction Early Termination Notice from the holders of the Notes, the Company shall not effect a Major Transaction that is being treated as an early termination unless either (i) it obtains the written agreement of the Successor Entity that payment of the Major Transaction Note Early Termination Price shall be made to the Holder prior to consummation of such Major Transaction and such payment shall be a condition precedent to consummation of such Major Transaction or (ii) it shall first place into an escrow account with an independent escrow agent, at least three (3) business days prior to the closing date of the Major Transaction (the “Major Transaction Escrow Deadline”), an amount in cash, equal to the Major Transaction Note Early Termination Price. Concurrently upon closing of such Major Transaction, the Company shall pay or shall instruct the escrow agent to pay the Major Transaction Note Early Termination Price.  For purposes of determining the amount required to be placed in escrow pursuant to the provisions of this subsection (c) and without affecting the amount of the actual Major Transaction Note Early Termination Price, the calculation of the price referred to in clause (1) of the first column of Schedule 1 hereto with respect to Stock Price shall be determined based on the Closing Market Price (as defined on Schedule 1) of the Common Stock on the Trading Day immediately preceding the date that the funds are deposited with the escrow agent.

(d) Injunction. Following the receipt of a Major Transaction Early Termination Notice from the Holder, in the event that the Company attempts to consummate a Major Transaction without either (i) placing the Major Transaction Note Early Termination Price in escrow in accordance with subsection (c) above, (ii) payment of the Major Transaction Note Early Termination Price to the Holder prior to consummation of such Major Transaction or (iii) obtaining the written agreement of the Successor Entity described in subsection (c) above, the Holder shall have the right to apply for an injunction in any state or federal courts sitting in the City of New York, Borough of Manhattan to prevent the closing of such Major Transaction until the Major Transaction Note Early Termination Price is paid to the Holder, in full.

An early termination required by this Section 3 shall have priority to payments to holders of Common Stock in connection with a Major Transaction, and to the extent an early termination required by this Section 3 is deemed or determined by a court of competent jurisdiction to be prepayments of the Note by the Company, such early termination shall be deemed to be voluntary prepayments and subject to Section 2.3(c) of the Facility Agreement.  Notwithstanding anything to the contrary in this Section 3, until the Major Transaction Note Early Termination Price is paid in full, this Note may be converted, in whole or in part, by the Holder into Shares, or in the event the Conversion Date is after the consummation of the Major Transaction, shares of publicly traded common stock (or their equivalent) of the Successor Entity pursuant to this Section 3.  The parties hereto agree that in the event of the early termination of any portion of the Note under this Section 3, the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, any premium due under this Section 3 is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder’s actual loss of its investment opportunity and not as a penalty.

(4) Registration Failures.  Upon any Registration Failure, in addition to all other available remedies that the Holder may pursue hereunder and under the Facility Agreement and the Registration Rights Agreement, the Company shall pay additional damages to the Holder for each 30-day period (prorated for any partial period) after the date of such Registration Failure in an amount in cash equal to one percent (1%) of such Holder’s original principal amount of this Note on the date of such Registration Failure.  Such payments shall accrue until the earlier of (i) such time as the Registration Failure has been cured and (ii) the date on which all of the Conversion Shares may be sold without restriction under Rule 144 (including, without limitation, volume restrictions and without the need for the availability of current public information under Rule 144).  All such payments that accrue under this Section (4) shall be payable no later than five business days following such date of accrual.

(5) Voting Rights.  Except as required by law, the Holder shall have no voting rights with respect to any of the Conversion Shares until the Conversion Date relating to the conversion of this Note upon which such Conversion Shares are issuable (or in the case of Conversion Shares the issuance of which is subject to a bona fide dispute that is subject to and being resolved pursuant to, and in compliance with the time periods and other provisions of, the dispute resolution provisions of Section 2(c)(iii), the first Business Day after the resolution of such bona fide dispute).

(6) Amendment; Waiver.  The terms and provisions of this Note shall not be amended or waived except in a writing signed by the Company and the Holder.

(7) Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief.  The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note, the Facility Agreement, at law or in equity (including a decree of specific performance and/or other injunctive relief). No remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy, and nothing herein shall limit the Holder’s right to pursue actual damages for any failure by the Company to comply with the terms of this Note.  The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein.  Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof).  The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate.  The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

(8) Specific Shall Not Limit General; Construction.  No specific provision contained in this Note shall limit or modify any more general provision contained herein.  This Note shall be deemed to be jointly drafted by the Company and all purchasers of Notes pursuant to the Facility Agreement and shall not be construed against any Person as the drafter hereof.

(9) Failure or Indulgence Not Waiver.  No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

(10) Notices.  Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 6.1 of the Facility Agreement.

(11) Restrictions on Transfer.

(a) Registration or Exemption Required. This Note has been issued in a transaction exempt from the registration requirements of the Securities Act by virtue of Regulation D or Regulation S. None of the Note or the Conversion Shares may be pledged, transferred, sold, assigned, hypothecated or otherwise disposed of except pursuant to an effective registration statement or an exemption to the registration requirements of the Securities Act and applicable state laws including, without limitation, a so-called “4(1) and a half” transaction.

(b) Assignment. Subject to Section 11(a), the Holder may sell, transfer, assign, pledge, hypothecate or otherwise dispose of this Note, in whole or in part.  Holder shall deliver a written notice to Company, substantially in the form of the Assignment attached hereto as Exhibit B, indicating the Person or Persons to whom the Note shall be assigned and the respective principal amount of the Note to be assigned to each assignee. The Company shall effect the assignment within three (3) business days (the “Transfer Delivery Period”), and shall deliver to the assignee(s) designated by Holder a Note or Notes of like tenor and terms for the appropriate principal amount.  This Note and the rights evidenced hereby shall inure to the benefit of and be binding upon the successors and assigns of the Holder. The provisions of this Note are intended to be for the benefit of all Holders from time to time of this Note, and shall be enforceable by any such Holder.  For avoidance of doubt, in the event Holder notifies the Company that such sale or transfer is a so called “4(1) and half” transaction, the parties hereto agree that a legal opinion from outside counsel for the Holder delivered to counsel for the Company substantially in the form attached hereto as Exhibit C shall be the only requirement to satisfy an exemption from registration under the Securities Act to effectuate such “4(1) and half” transaction.  Notwithstanding the foregoing, no transfer of the Note shall be effective until entry of the transfer in the Register pursuant to Section 1.4 of the Facility Agreement.

(12) Payment of Collection, Enforcement and Other Costs.  If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding; or (b) an attorney is retained to represent the Holder in any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action, including reasonable attorneys’ fees and disbursements.

(13) Cancellation.  After all Principal, Interest and other amounts at any time owed under, or on account of, this Note have been paid in full or converted into Shares in accordance with the terms hereof, this Note shall automatically be deemed cancelled, shall be surrendered to the Company for cancellation and shall not be reissued.

(14) Registered Note.  In order to qualify as a “registered note” for purposes of the U.S. Internal Revenue Code, transfer of this Note may be effected only by the recording of the identity of the transferee in the Register maintained pursuant to the Facility Agreement.  Any attempted transfer in violation of the relevant provisions of this Note shall be void and of no force and effect.  Until there has been a valid transfer of this Note and of all of the rights hereunder by the Holder in accordance with this Note, the Company shall deem and treat the Holder as the absolute beneficial owner and holder of this Note and of all of the rights hereunder for all purposes (including, without limitation, for the purpose of receiving all payments to be made under this Note).

(15) Waiver of Notice.  To the extent permitted by law, the Company hereby waives demand, notice, presentment, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Facility Agreement.

(16) Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to contracts made and to be performed in such State.  Each of the Company and the Holder (by acceptance hereof) agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Note (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York, Borough of Manhattan.  Each of the Company and the Holder (by acceptance hereof) irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding.  Each of the Company and the Holder (by acceptance hereof) hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.  THE COMPANY AND THE HOLDER (BY ACCEPTANCE HEREOF) HEREBY WAIVE ALL RIGHTS TO A TRIAL BY JURY.

(17) Interpretative Matters.  Unless the context otherwise requires, (a) all references to Sections or Exhibits are to Sections or Exhibits contained in or attached to this Note, (b) each accounting term not otherwise defined in this Note has the meaning assigned to it in accordance with GAAP, (c) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter and (d) the use of the word “including” in this Note shall be by way of example rather than limitation.  If a stock split, stock dividend, stock combination or other similar event occurs during any period over which an average price is being determined, then an appropriate adjustment will be made to such average to reflect such event.

(18) Execution.  A facsimile, telecopy, PDF or other reproduction of this Note may be delivered by the Company, and an executed copy of this Note may be delivered by the Company by facsimile, e-mail or other similar electronic transmission device pursuant to which the signature of or on behalf of the Company can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes.  The Company hereby agrees that it shall not raise the execution of facsimile, PDF or other reproduction of this Note, or the fact that any signature was transmitted by facsimile, e-mail or other similar electronic transmission device, as a defense to the Company’s execution of this Note.  Notwithstanding the foregoing, the Company shall be required to deliver an originally executed Note to the Holder.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the date first set forth above.

COMPANY: TENGION, INC.
By:
Name:
Title:

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the date first set forth above.

LENDER:

[●]

By:
Name:
Title:

Exhibit A

CONVERSION NOTICE

Reference is made to the Senior Secured Convertible Note (the “Note”) of TENGION, INC., a Delaware corporation (the “Company”), in the original principal amount of $[__________].  In accordance with and pursuant to the Note, the undersigned hereby elects to convert the Conversion Amount (as defined in the Note) of the Note indicated below into Shares of Common Stock, par value $0.001 per share (the “Common Stock”), of the Company, as of the date specified below.

Date of Conversion:_______________

Aggregate Conversion Amount to be converted at the Conversion Price (as defined in the Note):
_____________________________

Principal, applicable thereto, to be converted: ____________________________

Interest, applicable thereto, to be converted:_____________________________
Please confirm the following information:

Conversion Price:________________________________________________________

Number of shares of Common Stock to be issued:________________________________

Please issue the Common Stock into which the Note is being converted in the following name and to the following address:

Issue to: ________________________________________________

Facsimile Number: _________________________________________

Authorization:______________________________
By:  ________________________
Title:  _______________________
Dated: ______________________________

DTC Participant Number and Name (if electronic book entry transfer):___________
Account Number  (if electronic book entry transfer):_____________________________

Exhibit B

ASSIGNMENT

(To be executed by the registered holder
desiring to transfer the Note)

FOR VALUE RECEIVED, the undersigned holder of the attached Senior Secured Convertible Note (the “Note”) hereby sells, assigns and transfers unto the person or persons below named the right to receive the principal amount of $__________ from Tengion, Inc., a Delaware corporation, evidenced by the attached Note and does hereby irrevocably constitute and appoint __________ attorney to transfer the said Note on the books of the Company, with full power of substitution in the premises.

Dated: _______________
Signature

Fill in for new registration of Note:

Name

Address

Please print name and address of assignee
(including zip code number)

NOTICE

The signature to the foregoing Assignment must correspond to the name as written upon the face of the attached Note in every particular, without alteration or enlargement or any change whatsoever.

Exhibit C

FORM OF OPINION

______, 20__

[___________]

Re:           Tengion, Inc. (the “Company”)

Dear Sir:

[___________] (“[__________]”) intends to transfer its Senior Secured Convertible Note in the principal amount of $_______ (the “Note”) of the Company to __________ (“________”) without registration under the Securities Act of 1933, as amended (the “Securities Act”).  In connection herewith, we have examined such documents and issues of law as we have deemed relevant.

Based on and subject to the foregoing, we are of the opinion that the transfer of the Note by _______ to ______ may be effected without registration under the Securities Act, provided, however, that the Note to be transferred to _______ contain a legend restricting its transferability pursuant to the Securities Act and that transfer of the Note is subject to a stop order.

The foregoing opinion is furnished only to ____________ and may not be used, circulated, quoted or otherwise referred to or relied upon by you for any purposes other than the purpose for which furnished or by any other person for any purpose, without our prior written consent.

Very truly yours,

Schedule 1

Black-Scholes Value

Remaining Term	Number of calendar days from date of public announcement of the Major Transaction until the last date on which the Note may be converted.
Interest Rate	A risk-free interest rate corresponding to the US$ LIBOR/Swap rate for a period equal to the Remaining Term.
Volatility
If the first public announcement of the Major
Transaction is made at or prior to 4:00 p.m., New
York City time, the arithmetic mean of the historical
volatility for the 10, 30 and 50 Trading Day periods
ending on the date of such first public
announcement, obtained from the HVT or similar
function on Bloomberg.

If the first public announcement of the Major
Transaction is made after 4:00 p.m., New York City
time, the arithmetic mean of the historical volatility for the
10, 30 and 50 Trading Day periods ending on the
next succeeding Trading Day following the date of
such first public announcement, obtained from the
HVT or similar function on Bloomberg.

Notwithstanding the foregoing, where the applicable Major Transaction is comprised of the sale of the Company and involves a per share cash consideration receivable by shareholders of more than 300% of the then-applicable Conversion Price, then the volatility shall be calculated at no more than 150%.

Stock Price
The greater of (1) the closing price of the Common Stock on such principal market or quotation system (including the OTC Market) on which the Common Stock is traded, listed or quoted (the “Closing Market Price”) on the trading day immediately preceding the date on which a Major Transaction is consummated, (2) the first Closing Market Price following the first public announcement of a Major Transaction, or (3) the Closing Market Price as of the date immediately preceding the first public announcement of the Major Transaction.

Dividends	Zero.
Strike Price	Conversion Price as defined in Section 1(a).